AMENDMENT TO

FUND PARTICIPATION AGREEMENT

The Fund Participation Agreement (the “Agreement”) dated as of April 21, 2011, by and among Northern Lights Variable Trust, a Delaware business trust (the “Trust”) and Pruco Life Insurance Company of New Jersey, a life insurance company organized under the laws of the State of New Jersey (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company as set forth on Schedule A of the Agreement, is hereby amended as follows:

WHEREAS, the Trust and the Company intended for the Trust to bear the costs of distributing certain materials under the Agreement; and

WHEREAS, due to a drafting error, the Agreement incorrectly states that the Company shall bear these costs; and

WHEREAS, the Trust and the Company wish to correct the drafting error in the Agreement in order to accurately reflect their respective duties under the Agreement;

NOW, THEREFORE, Section 2.3 (a) of the Agreement is hereby deleted in its entirety and replaced with the following:

2.3           (a)           The Trust shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions), the Trust's prospectus, statement of additional information, shareholder reports and other shareholder communications to Contract owners and to applicants for policies for which the Trust is serving or is to serve as an investment vehicle.  The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners on a timely basis in accordance with applicable federal and state securities laws.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this amendment to the Agreement as of the effective date.

Effective date:                                  June 11 , 2012

NORTHERN LIGHTS VARIABLE TRUST
By:_______________________
Name:
Title:

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
By:_______________________
Name:
Title: